                                                                  EXHIBIT 10(4)
                              EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT entered into as of the 20th day of February, 1995, by and between Capsure Holdings Corp. ("Capsure"), a Delaware corporation, and Bruce A. Esselborn (the "Employee"), an individual.


                              W I T N E S S E T H:

        WHEREAS, Capsure or various of its current subsidiaries have employed the Employee since April 1, 1986 pursuant to Employment Agreements dated March 11, 1986 and February 20, 1990 (the "Prior Agreements"); and

        WHEREAS, Capsure wishes to continue to employ the Employee for the period provided in this Employment Agreement (the "New Agreement") and the Employee is willing to continue to serve in the employ of Capsure and of any direct or indirect subsidiary of it (collectively the "Companies");

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

        Article One:  Prior Agreements

        Capsure and the Employee mutually agree that the Prior Agreements have terminated in accordance with their terms.

        Article Two:  Employment

        A. Capsure will continue to employ the Employee for the period (the "Employment Period") commencing on February 20, 1995 and ending February 19, 1997. The Employee accepts such employment and agrees to serve in the capacities set forth in this New Agreement and to perform such services of a chief executive officer nature commensurate with his position and offices and agrees diligently and competently to devote his entire business time and attention to such services, excepting disabilities, illness, vacation, paid holidays given by the Companies, and reasonable activities having a charitable, educational or other public interest purpose.

        B. (1) During the Employment Period, the Employee shall serve as President of Capsure, and Chairman of the Board of Directors, President, and Chief Executive Officer of United Capitol Holding Company ("UCHC") and United Capitol Insurance Company ("UCIC"). In that capacity, the Employee shall perform such duties as are commensurate with such office and as are consistent with past practice.

        C. During the Employment Period, the Employee's office shall be customary to his position and shall be located in the principal executive offices of UCHC and UCIC, which shall be located in northern DeKalb County, Georgia. In connection with his employment by Capsure, the Employee shall not be required to relocate or transfer his principal residence from its present location in northern DeKalb County, Georgia, and the Employee shall not be required to perform services which would make the continuance of either his normal homelife or his principal residence in its existing location unreasonably difficult or inconvenient for him. A violation of any of these conditions shall be construed as an attempt by Capsure to terminate the Employee's service without cause.

        Article Three:  Compensation During the Employment Period

        A. The Companies will make available to the Employee, to the extent he satisfies the eligibility requirements thereof and to the extent permitted by law, any fringe or employee benefit program introduced generally to senior corporate officers. These benefits include, but are not limited to, pension, profit sharing, stock purchase, stock option, stock appreciation, savings, deferred compensation, bonus, life insurance, disability insurance, health insurance, major medical and hospitalization insurance, and other plans and policies authorized now or in the future which in any event shall provide benefits to the Employee at a level that, in the aggregate, are not significantly less than those currently in effect with respect to the Employee.

        B. During the Employment Period, Capsure shall pay to the Employee and the Employee shall accept for his services a minimum annual aggregate salary of $387,500, payable in accordance with the Companies' customary payroll policy as in effect from time to time. At Capsure's option, the salary described herein may be paid through one of the Companies. The Companies reserve the right at any time and from time to time to increase the minimum annual salary of the Employee and shall review at least each year such minimum annual salary in relationship to the goals and performance of the Companies and prevailing competitive conditions. To the extent that the Employee's minimum annual salary is increased, the new amount will become known as his new minimum annual salary and such new minimum annual salary shall not thereafter be reduced.

        The minimum or new minimum annual salary due the Employee excludes any bonus or any other employee benefit or perquisite to which the Employee is entitled and, when adjusting the Employee's salary, the Board of Directors or any other body or group of persons responsible for setting the Employee's salary shall not take into consideration any bonuses, employee benefits or perquisites due the Employee.

        C. The Employee shall be entitled to, but not obligated to take, the number of paid vacation days in each calendar year determined by the Companies from time to time for its senior executive officers, but not less than four weeks in any calendar year. The Employee shall also be entitled to all paid holidays given by the Companies to its senior executive officers.

        D. The Companies' obligation to pay the Employee the minimum annual salary during the Employment Period may be extinguished only upon a termination of the Employee's employment pursuant to the provisions of Articles Eight and Nine.

        E. The Employee shall be entitled to an annual bonus, which shall range from 0 to $200,000. The amount of such bonus shall be determined and paid in February of each year, and the amount of such bonus shall be mutually agreed upon between the Employee and the Compensation Committee of Capsure.

        F. In addition to any other benefits provided to the Employee, the Companies shall provide the Employee with the following during the term of this New Agreement:

             (i) continuance of use on an exclusive basis of the luxury automobile currently assigned to the Employee, and all related insurance, operating and maintenance expenses. The Employee has the right to continue this arrangement as long as he desires, however, the Employee agrees that if and when he relinquishes this right, the Companies are no longer obligated to furnish this benefit. In consideration of the Employee relinquishing this right, the Companies will increase the Employee's minimum or new minimum annual salary in an amount approximating the annual dollar equivalent for the Employee to obtain a similar benefit on his own;

             (ii) the right to first class air travel and first class hotel accommodations;

            (iii) all reasonable club dues and membership fees for clubs and other similar organizations which are important to the conduct of the business of the Companies and which he uses for business purposes;

             (iv) reasonable consultations with financial and tax advisors or counselors;

              (v) legal expenses in connection with the negotiation of this New Agreement; and

             (vi)  an annual physical examination.

        H. In addition to any other benefits to be provided to the Employee by the Companies, the Companies shall pay the premiums on a term life insurance policy of the Employee's choice, insuring the life of the Employee in the face amount of not less than two million ($2,000,000.00) dollars during the term of this New Agreement, unless the Employee's employment is terminated pursuant to the provisions of Articles Eight and Nine, in which event the obligation hereunder shall immediately terminate. The Employee shall be the owner of the policy and shall have the right to designate the beneficiary thereunder and upon termination of his employment, he shall retain all rights to said policy. This policy shall be in addition to any group life policy provided by the Companies to the Employee.

        I. The Companies shall reimburse the Employee for all out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including professional activities, upon the presentation of appropriate documentation therefore in accordance with the then customary procedures of the Companies.

        Article Four: Deleted.

        Article Five: Deleted.

        Article Six: Deleted.

        Article Seven:  Notice of Breach

        Capsure and the Employee agree that, prior to the termination of the Employment Period by reason of any breach of any provisions of this New Agreement, the injured party will give the party or parties in breach written notice specifying such breach and permitting the party in breach to cure such breach within the period of thirty (30) days after receipt of such notice.

        Article Eight:  Inability to Perform

        If, during the Employment Period, the Employee shall be unable to substantially perform the duties required of him pursuant to his employment due to any disability preventing him from performing such services for a period of six (6) cumulative months in a twelve consecutive month period, Capsure shall have the right to terminate the Employee's employment pursuant to this New Agreement on thirty (30) day's written notice, at the end of which time the Employee's employment shall be terminated. As used in this New Agreement, the term "disability" shall mean the substantial inability of the Employee to perform his essential duties under this New Agreement as determined by an independent physician selected by Capsure with the approval of the Employee. Any disability of less than six consecutive months duration shall not be cause for interruption, suspension or withholding of the salary due the Employee by Capsure.

        Article Nine:  Termination

        This New Agreement:

             (i) may be terminated at any time by mutual agreement between the Employee and Capsure;

            (ii) shall terminate immediately upon the death of the Employee, but the Employee's estate shall be entitled to receive the salary due the Employee for a period of six (6) months following the day the death of the Employee occurred. As a condition for the aforesaid payments, Capsure shall have the right to require submission of proof of the Employee's death;

        (iii) may be terminated due to the disability of the Employee pursuant to Article Eight;

        (iv) may be terminated upon a good faith determination by a majority vote of the Board members of Capsure that the termination of this New Agreement is necessary by reason of a determination by the insurance department of any state having jurisdiction over Capsure or any subsidiary or affiliate, that the Employee must be removed or disqualified from acting as an officer of Capsure or any of its company subsidiaries; or

        (v) may be terminated by the Capsure at any time for "cause" upon the giving of thirty (30) days prior written notice to the Employee, setting forth the basis of such termination. For the purpose of this New Agreement, the term "cause" shall be limited to:

            (a) the willful engaging of the Employee in conduct materially injurious to the Companies;

            (b) continued and willful inattention and neglect by the Employee of the material duties to be performed by him, which inattention and neglect is not the result of illness or disability by the Employee and which inattention and neglect, after compliance with the provisions of Article Seven hereof, does not cease within thirty (30) days after written notice thereof specifying the details of such conduct is given to the Employee; and

            (c)  the conviction of the Employee of a felony under state or federal law, unless in any such case the Employee performed such act in good faith and in a manner Capsure reasonably believed to be in or not opposed to the best interests of the Companies.


        Article Ten:  Effective Termination

        A. The Employee's obligation to render services hereunder may be terminated by the Employee without any reduction of the amounts payable to him hereunder if the Employee's circumstances of employment shall have changed (as hereinafter defined). In such event the Employee shall specify by written notice to Capsure the event relied on for such termination, and if such event shall not have been cured within 30 days thereafter, the Employee's employment hereunder shall be deemed terminated. In the event of any termination by the Employee pursuant to this Article Ten, or in the event Capsure shall terminate the Employee's employment, this New Agreement or the Employment Period, other than pursuant to Articles Eight or Nine, the Employee shall continue to be entitled to receive all payments and other benefits provided for in this New Agreement.

        B. The Employee's "circumstances of employment shall have changed" shall mean and include any of the following:

           (i) notice by Capsure to the Employee of termination of his employment, this New Agreement or the Employment Period for any reason whatsoever, other than pursuant to Articles Eight or Nine;

          (ii) reduction in the minimum annual salary then being paid to the Employee by Capsure, or reduction in his minimum or new minimum annual salary, or withdrawal from him of substantial fringe benefits (including participation in current or future stock option or stock appreciation plans) available to other senior corporate officers of the Companies;

         (iii) a change in the Employee's place of employment without his written consent, other than to UCIC's or UCHC's executive offices at a location in northern DeKalb County, Georgia, or requirements or demands of the Employee to perform services which would make the continuance of his principal residence and home life in DeKalb County, Georgia unreasonably difficult or inconvenient for him; or

          (iv) other substantial, material and adverse changes in the Employee's conditions of employment imposed on him by the Companies or any material breach by Capsure of the provisions of this New Agreement, after compliance with the provisions of Article Seven hereof.


        Article Eleven:  Indemnification

        Capsure will indemnify the Employee (and his legal representatives or other successors) to the fullest extent permitted by the laws of their respective states of their existing certificates of incorporation and by-laws, and the Employee shall be entitled to the protection of any insurance policies the Companies may elect to maintain generally for the benefit of their directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Employee or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer of any of the Companies. If the existing certificates of incorporation and by-laws of the Companies do not provide for indemnity of the Employee to the fullest extent permitted by the laws of their respective states of domicile, Capsure will use its diligent best efforts to cause the amendment of such certificates of incorporation and/or by-laws so as to provide maximum indemnification.


        Article Twelve:  Certain Additional Payments:  No Duty to Mitigate

        The parties agree that the Employee shall not be under any duty to mitigate damages under this New Agreement. In furtherance thereof, it is expressly agreed that if the Employee's employment is terminated pursuant to this New Agreement in a manner which results in the Employee being entitled to additional payments or benefits hereunder, such additional payments or benefits shall not be reduced by all or any portion of any payments or benefits received from parties other than the Companies.


        Article Thirteen:  Non-Solicitation

        A. The Employee shall not at any time during the period of his employment by the Companies or within five years after termination of his employment by the Companies (regardless of the reason for termination), directly or indirectly, solicit any employee of the Companies to leave its employ or join the employ of another, then or at a later time, or solicit the employment of, or permit any business of which he is an owner, partner, substantial shareholder or principal executive to solicit the employment of, any person who was employed by the Companies, within one year prior to the time of such solicitation.

        B. The Employee acknowledges that the provisions of this Article are reasonable and necessary for the protection of the Companies, and that the Companies will be materially damaged if such covenants are not specifically enforced. Accordingly, the Employee agrees that the Companies will be entitled to injunctive relief for the purpose of restraining the Employee from violating such covenants in addition to any other relief to which the Companies may be entitled under this New Agreement.


        Article Fourteen:  Jurisdiction and Venue

        The parties hereby irrevocably consent to the personal jurisdiction of and the propriety of venue in the courts of the State of Georgia and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this New Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this New Agreement, or a breach of this New Agreement or any such document or instrument.


        Article Fifteen:  Law

        This New Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.


        Article Sixteen:  Notices

        All notices hereunder shall be in writing and shall be, (1) sent by registered or certified mail, return receipt requested, or (2) served by personal service. If intended for Capsure, such notice shall be addressed to it, attention of its Chairman of the Board at Capsure's most current address for its executive offices, or at such other address of which Capsure shall have given notice to the Employee in the manner herein provided; and if intended for the Employee, shall be addressed to him at ____________________
_______________________________________________________________________
__________________________________________, or at such other address of which the Employee shall have given notice to Capsure in the manner herein provided. Personal service of notices may be substituted for mailing provided a written receipt of such service is provided by the recipient party. For purposes of this section, notice shall be deemed received upon actual receipt.


        Article Seventeen:  Entire Agreement

        This New Agreement constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this New Agreement are superseded by this New Agreement.


        Article Eighteen:  Counterparts

        This New Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.


        Article Nineteen:  Severability

        If any provision in this New Agreement is invalid, illegal or unenforceable, the balance of this New Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


        Article Twenty:  Binding Effect

        This New Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any successor of Capsure whether by merger, liquidation, sale of assets, reorganization or otherwise and to the heirs, administrators and personal representative of the Employee, excepting, however, the elective rights of the Employee pursuant to Article Ten.


        Article Twenty-One:  Withholding

        The Companies shall be entitled to withhold from amounts payable to the Employee hereunder such amounts as may be required by applicable law.

        Article Twenty-Two:  Assignment

        Neither this New Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, other than in accordance with the provisions hereof, without the prior written consent of the other party.


        Article Twenty-Three:  Effect of Waiver

        The waiver by either party of a breach of any provisions of this New Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.


        Article Twenty-Four:  Headings

        The headings contained in this New Agreement are inserted for convenience only and do not constitute a part of this New Agreement.


        IN WITNESS WHEREOF, the parties have executed this New Agreement effective February 20, 1995.


"Capsure"                                             "The Employee"
Capsure Holdings Corp.                                Bruce A. Esselborn



By: Arthur A. Greenberg                                   By: Bruce A. Esselborn
- -------------------------------                           ----------------------
Its: Vice President                                       Bruce A. Esselborn